Exhibit 10.1
EXECUTION VERSION

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	BARCLAYS 745 Seventh Avenue New York, New York 10019	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

Highly Confidential
November 26, 2017
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309
Attention: Joseph Ceryanec, Chief Financial Officer

Project Gotham
Commitment Letter
Ladies and Gentlemen:
You have advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM” and, together with Royal Bank, “RBC”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS “Credit Suisse”), Barclays Bank PLC (“Barclays”) and Citi (as defined below, and together with RBC, Credit Suisse and Barclays, the “Commitment Parties”, “we” or “us”) that Meredith Corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of an entity previously disclosed to us as “Tribeca”, a Delaware corporation (together with its subsidiaries, the “Target”) pursuant to the terms of that certain Agreement and Plan of Merger to be entered into by and among the Target, the Company and a newly-formed direct wholly-owned subsidiary of the Company to be determined (“Merger Sub”) (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Merger Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. For purposes hereof, references to “$” are to U.S. dollars. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.
1.Commitment. Based upon the foregoing and subject only to the satisfaction or waiver of conditions set forth in Section 5 hereof (including as set forth on Exhibit D hereto), (i) each of Royal Bank, CS, Barclays and Citi (in such capacities, the “Initial Bank Lenders”) hereby commits, on a several and not joint basis, to provide to the Company 35%, 35%, 18% and 12% respectively, of each of the Bank Facilities (as defined in Exhibit A) upon the terms set forth or referred to herein, in the Fee Letter among us and you dated as of the date hereof (the “Fee Letter”), in the Credit Facilities Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “Bank Facilities Term Sheet”) and (ii) each of Royal Bank, CS, Barclays and Citi (in such capacities, the “Initial Bridge Lenders” and, together with the Initial Bank Lenders, the “Initial Lenders”) hereby commits, on a several and not joint basis, to provide to the Company 35%, 35%, 18% and 12%, respectively, of the Bridge Facility (as defined in

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Exhibit A) upon the terms and subject to the conditions set forth herein, in the Fee Letter and in the Senior Unsecured Bridge Facility Summary of Terms and Conditions attached hereto as Exhibit C (and incorporated by reference herein) (the “Bridge Facility Term Sheet” and, together with the Bank Facilities Term Sheet, the “Term Sheets”).
2.    Appointment of Roles. You hereby appoint: (a) RBCCM, CS Securities, Barclays and Citi (in each case, acting alone or through or with affiliates selected by them) to act as lead arranger and bookrunning manager (in such capacity, the “Bank Facilities Lead Arranger”) for the Bank Facilities; (b) CS Securities, RBCCM, Barclays and Citi (in each case, acting alone or through or with affiliates selected by them) to act as lead arranger and bookrunning manager (in such capacity, the “Bridge Facility Lead Arranger” and, together with the Bank Facilities Lead Arrangers, the “Lead Arranger”) for the Bridge Facility; (c) Royal Bank (acting alone or through or with affiliates selected by it) to act as sole administrative agent and collateral agent (in such capacities, the “Bank Facilities Administrative Agent”) for the Bank Facilities and (d) CS (acting alone or through or with affiliates selected by it) to act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent” and, together with the Bank Facilities Administrative Agent, the “Administrative Agents”) for the Bridge Facility, and RBCCM, Royal Bank, CS, CS Securities, Barclays and Citi will, in each of such capacities, perform the duties and exercise the authority customarily performed and exercised by financial institutions in such roles.
It is understood and agreed that RBC will appear on the top left of the cover page of any marketing materials for each of the Bank Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement. It is further agreed that Credit Suisse will appear to the immediate right of RBC, Barclays will appear to the immediate right of Credit Suisse and Citi will appear to the immediate right of Barclays on the cover page of any marketing materials for each of the Bank Facilities. It is understood and agreed that Credit Suisse will appear on the top left of the cover page of any marketing materials for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement. It is further agreed that RBC will appear to the immediate right of Credit Suisse, Barclays will appear to the immediate right of RBC and Citi will appear to the immediate right of Barclays on the cover page of any marketing materials for the Bridge Facility. It is further understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Term Sheets or the Fee Letter) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree.
3.    Syndication. The Lead Arrangers reserve the right, prior to or after the execution of the definitive documentation for any of the Senior Credit Facilities (as further defined in the Term Sheets, the “Loan Documents”), to syndicate all or a portion of the Initial Lender’s commitments hereunder to one or more financial institutions or other lenders, including without limitation, any relationship lenders designated by you (such financial institutions and other lenders, together with the Initial Lender, the “Lenders”) with your consent (which shall not be unreasonably withheld or delayed). Notwithstanding our right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date (as defined below)) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Senior Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities by such Initial Lender and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect

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of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Senior Credit Facilities on the Closing Date has occurred. Notwithstanding the foregoing, the Lead Arrangers agree not to syndicate any of the Senior Credit Facilities to those persons that are (i) competitors of you and the Target identified by you to us in writing from time to time, (ii) those banks, financial institutions and other persons that are identified by you to us in writing on or prior to the date hereof and (iii) affiliates of the entities in the foregoing clauses (i) and (ii), to the extent such affiliates are either (x) clearly identifiable as such on the basis of such affiliates’ name or (y) have been identified as such by you to us in writing (the entities in the foregoing clauses (i) through (iii), collectively, the “Disqualified Institutions”); provided, further, that in no event shall any supplement to the list of Disqualified Institutions apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Senior Credit Facilities prior to the receipt of such supplement.
Without limiting your obligations to assist with syndication efforts as set forth herein during the Syndication Period (as defined below), it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities or your obligations with respect thereto and in no event shall the commencement or successful completion of syndication of the Senior Credit Facilities constitute a condition to the availability or the funding of the Senior Credit Facilities on the Closing Date. You understand that each of the Senior Credit Facilities will be separately syndicated, and until the earlier to occur of (A) a Successful Syndication (as defined in the Fee Letter) and (B) the date that is 60 days following the Closing Date (as defined below) (such period, the “Syndication Period”) you agree to actively assist, and prior to the Closing Date use your commercially reasonable efforts to cause, and on and after the Closing Date, to cause the Target to actively assist, us in completing syndications that are reasonably satisfactory to the Lead Arrangers. Such assistance shall include (1) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and to the extent practical, appropriate and not in contravention of the Merger Agreement as in effect on the date hereof, the existing banking relationships of the Target, (2) direct contact between your senior management and advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to ensure such contact between the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), (3) your assistance (and your using commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to cause the Target to assist) in the prompt preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with the syndications (such marketing materials and confidential information memoranda, collectively, with the Term Sheets and the information and the Projections referred to below, the “Information Materials”), (4) the hosting, with the Lead Arrangers, of one or more meetings of and conference calls with prospective Lenders at times and locations mutually agreed upon (and your using commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to cause the senior management of the Target to be available for such meetings and/or conference calls), (5) your using your commercially reasonable efforts to procure, prior to the commencement of the launch of general syndication of the Senior Credit Facilities and the commencement of the Minimum Notes Marketing Period (as defined in Exhibit D), a public corporate credit rating and a public corporate family rating, as the case may be, for the Company and public ratings for each of the Senior Credit Facilities (other than the Revolving Facility (as defined in Exhibit B)) and the Senior Notes (as defined in Exhibit A) from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., in each case, giving effect to the Transactions and (6) your ensuring (and with respect to the Target and its subsidiaries, your using commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to ensure) that there are not any competing issues of debt securities or commercial bank or other credit facilities of you, the Company,

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the Target or your or its subsidiaries, offered, placed, announced or arranged (excluding the Senior Credit Facilities, the Senior Notes (as defined below), ordinary course capital leases, purchase money indebtedness and equipment financings or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement) if such debt securities or credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Senior Credit Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would waive or impair attorney-client privilege, or violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Target or your respective affiliates (provided that in the event you do not provide information in reliance on the foregoing, you shall provide notice to the Lead Arrangers that such information is being withheld and, upon request of the Lead Arrangers, you shall use commercially reasonable efforts to (x) to the extent such waiver or consent would not result in a loss of privilege or violate any law, rule or regulation, receive a waiver or consent with respect to such information and (y) if such waiver or consent cannot be obtained, to the extent practicable, communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege).
The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Senior Credit Facilities, including, without limitation, selection of Lenders (with your consent, which shall not be unreasonably withheld or delayed), determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders (which are likely not to be pro rata across the Senior Credit Facilities among Lenders) and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their respective syndication efforts, you agree (subject to the penultimate sentence of the preceding paragraph) promptly to prepare and provide to the Lead Arrangers (and to use commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to cause the Target to provide to the Lead Arrangers) all customary information with respect to you, the Target and your and its subsidiaries and the Transactions, including, without limitation, all financial information and the projections of and other forward-looking information with respect to you and the Target (the “Projections”), that the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Senior Credit Facilities.
You acknowledge that (a) the Lead Arrangers will make available on a confidential basis an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on DebtDomain, SyndTrak, IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to you, the Target, your or its subsidiaries, the respective securities of any of the foregoing or the Transactions and who may be engaged in investment and other market-related activities with respect to such entities’ securities). You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of the confidential information memoranda (and related marketing materials) and presentations to be used in connection with the syndication of the Senior Credit Facilities, consisting exclusively of information and documentation that is (i) publicly available, (ii) not material with respect to the Company, Merger Sub, the Target or your or the Target’s respective subsidiaries, the Transactions or any securities of the Company, Merger Sub, the Target or your or the Target’s respective subsidiaries for purposes of foreign, United States federal and state securities laws or (iii) of a type that would be publicly disclosed in connection with any issuance by the Company, you, the Target or your or their respective subsidiaries of any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assisted by a placement agent (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that in connection with your assistance described

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above, you shall provide (and shall use commercially reasonable efforts, to the extent not in contravention of the Merger Agreement as in effect on the date hereof, to cause the Target to provide) us with customary authorization letters for inclusion in any information package and presentation that authorize the distribution of such information to prospective Lenders, contain a representation by you (which representation shall be to the best of your knowledge with respect to information provided by the Target) to the Lead Arrangers that the Public Lender Information does not include information about the Company, the Target, their respective subsidiaries or their respective securities other than as described in clauses (i) through (iii) above and exculpating (A) the Commitment Parties and their respective affiliates with respect to any liability related to the use or misuse of the contents of such confidential information memoranda or any related marketing material by the recipients thereof and (B) you, the Target and your and its affiliates with respect to any liability related to the misuse of such confidential information memoranda or any related marketing material by the recipients thereof. You agree to identify that portion of the Information (as defined below) that may be distributed to the Public Lenders as “PUBLIC”. By marking any Information “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such information as not containing any information about the Company, the Target, their respective subsidiaries or their respective securities other than as described in clauses (i) through (iii) above. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Senior Credit Facilities; (2) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Senior Credit Facilities. You will be solely responsible for the contents of the Information Materials and the Lead Arrangers shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.
4.    Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Senior Credit Facilities, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheets and in the Fee Letter. The terms of the Fee Letter are an integral part of the Initial Lenders’ respective commitments hereunder and constitute a part of this Commitment Letter for all purposes hereof.
5.    Conditions. Our commitments and undertakings hereunder are subject solely to (a)  since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred and (b) satisfaction of the conditions set forth, solely in the case of the Bank Facilities, under the heading “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, solely in the case of the Bridge Facility, under the heading “Conditions Precedent to Borrowing” in Exhibit C hereto and, in each case, the conditions set forth in Exhibit D hereto; provided that there will be no conditions (implied or otherwise) under the definitive documentation for the Senior Credit Facilities to the funding of the Senior Credit Facilities on the Closing Date, including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letter or the definitive documentation for the Senior Credit Facilities, other than those that are expressly stated under the heading “Conditions Precedent to Initial Borrowing” in Exhibit B hereto, under the heading “Conditions Precedent to Borrowing” in Exhibit C hereto and those conditions set forth in Exhibit D hereto, respectively. The conditions set forth in the foregoing clauses (a) and (b) being referred to in this Commitment Letter as the “Specified Conditions”.
Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the making of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date, shall be (A) such of the representations made by or with respect to the Target in the Merger Agreement as are material to the interests

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of the Lenders, but only to the extent that you have the right (taking into account any applicable cure provisions) to terminate your (or any of your affiliates has the right to terminate its) obligations under the Merger Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties in the Merger Agreement (such representations, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Company and the Guarantors in the Loan Documents, and (ii) the terms of the Loan Documents and the Closing Deliverables shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the Specified Conditions are satisfied or waived (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) referred to in the Term Sheets cannot be provided on the Closing Date (other than the grant and perfection of security interests (x) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (y) in equity interests with respect to which a lien may be perfected by the delivery of a stock (or equivalent) certificate and related executed, undated transfer power (limited, in the case of subsidiaries of the Target, after your use of commercially reasonable efforts to obtain such certificates, to those certificates and related, executed, undated transfer powers that have been provided by the Target on or prior to the Closing Date)) after your use of commercially reasonable efforts to do so, then the delivery of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Senior Credit Facilities on the Closing Date but shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed between the Bank Facilities Administrative Agent (as defined in Exhibit B) and the Company. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors to be set forth in the definitive documentation for the Senior Credit Facilities relating to corporate existence and good standing, absence of conflicts with organizational documents (in each case, as they relate to the execution, delivery and performance of the Loan Documents), organizational power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the execution, delivery and performance of the Loan Documents by the Loan Parties), solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C), Federal Reserve margin regulations, Investment Company Act, PATRIOT Act (as defined below); use of proceeds not violating the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) regulations and the U.S. Foreign Corrupt Practices Act (the “FCPA”); and the creation, validity and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above). Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Senior Credit Facilities on the Closing Date are the Specified Conditions (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Loan Documents) other than the Specified Conditions that are expressly stated to be conditions to the initial funding under the Senior Credit Facilities on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Senior Credit Facilities shall occur)). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.
6.    Information. You hereby represent and warrant that (and with respect to the Target, to the best of your knowledge that) (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your subsidiaries or any of your or their representatives or affiliates is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which

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such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being recognized by us that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree to supplement the Information and the Projections from time to time until the later of (i) the Closing Date and (ii) the completion of the Syndication Period, so that the representation and warranties in the preceding sentence each remains correct; provided that any such supplementation shall cure any breach of such representations. In arranging the Senior Credit Facilities, including the syndications of the Senior Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
7.    Expenses. You agree to pay or reimburse each Commitment Party, upon written demand and presentation of a written summary statement (with reasonably supporting detail if you shall so request) for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets, Shearman & Sterling LLP, as counsel to Credit Suisse prior to the date hereof but not in excess of $100,000, and one additional local counsel in each relevant jurisdiction) incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Senior Credit Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Term Sheets and Fee Letter, the Loan Documents and any security arrangements in connection therewith and the administration, amendment, modification or waiver or enforcement thereof. You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.
8.    Indemnification. You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives and controlling persons (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to this Commitment Letter, the Term Sheets, the Fee Letter, the Transactions and the other transactions contemplated hereby, the Senior Credit Facilities or the use of proceeds thereof, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or the Target or any of your or the Target’s affiliates, creditors or shareholders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction to the Indemnified Persons taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) (a) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Persons (as defined below) or (b) a material breach of obligations of

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such Indemnified Persons under this Commitment Letter or the Fee Letter or (ii) any Proceeding that does not involve an act or omission of you or the Target or any of your or its affiliates and that is brought by an Indemnified Person against another Indemnified Person (other than any claim, litigation, arbitration, investigation or other proceeding brought by or against any Indemnified Person in its role as an agent or an arranger in respect of any Senior Credit Facility); provided, further, that such Indemnified Person shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is finally determined not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph. Notwithstanding any other provision of this Commitment Letter, and without limitation of your indemnification obligations set forth herein, no party hereto shall be liable for (x) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such person or (y) any special, indirect, consequential or punitive damages in connection with the Senior Credit Facilities, the Transaction, this Commitment Letter, the Term Sheets, the Fee Letter or any other transaction contemplated hereby or thereby. For purposes hereof, a “Related Person” of an Indemnified Person means (A) any controlling person or controlled affiliate of such person, (B) the respective directors, officers or employees of such person or any of its controlling persons or controlled affiliates and (C) the respective agents of such person or any of its controlling persons or controlled affiliates, in the case of this clause (C), acting on behalf of or at the express instructions of such person, controlling person or controlled affiliate.
You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final judgment in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (1) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceedings, (2) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (3) contains customary confidentiality and non-disparagement provisions.
In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.
9.    Confidentiality; Absence of Fiduciary Duty; Etc.. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheets and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants, advisors and other representatives and controlling persons, in each case to the extent directly involved in the consideration of this matter on a confidential and need-to-know basis, (ii) as required by applicable law, regulation or compulsory legal process and (iii) in

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any legal, judicial or administrative proceeding or other compulsory process or otherwise required by applicable law or regulations (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof and the Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arrangers, to the Target and its officers, directors, employees, attorneys, accountants, advisors, other representatives and controlling persons in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to potential Lenders in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus in connection with the Acquisition or the financing thereof (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials or in any prospectus or offering memorandum related to the Senior Notes (or any securities issues in lieu thereof)). You agree that you will permit the applicable Commitment Party to review and approve any reference to such Commitment Party or any of its affiliates in connection with the Senior Credit Facilities or the Transactions contained in any press release or similar public disclosure prior to public release. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letters) shall terminate on the earlier of (x) the second anniversary of the date hereof or (y) two years following the termination of this Commitment Letter in accordance with its terms.
We shall use all confidential information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (i) subject to your approval of the information to be disclosed, to rating agencies, (ii) to any Lenders or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Company and its obligations under the Senior Credit Facilities, (iii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to promptly notify you to the extent permitted by law, and to use reasonable efforts to provide such notice in advance), (iv) upon the request or demand of any regulatory (including self-regulatory) authority having or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so, and to use reasonable efforts to provide such notice in advance), (v) to our affiliates and our and our affiliates’ officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (provided that any such Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for our Representatives’ compliance with this paragraph) solely in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by us (vii) to the extent not known or ought to have been known by us to consist of material non-public information and (viii) for purposes of establishing a “due diligence” defense or in connection with the exercise of any rights or remedies; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being

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disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our obligations under this paragraph shall automatically expire upon the earlier of execution and delivery of the Loan Documents and the second anniversary of the date hereof.
You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and except as expressly permitted hereby, the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of its affiliates, have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (A) each of the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) the Commitment Parties have not provided any investment, legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own investment, legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and neither you, nor any of your affiliates, have received, or have relied upon, the advice of the Commitment Parties or any of their respective affiliates or advisors regarding investment, legal, regulatory, accounting or tax matters, (C) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (D) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or the Target or any of your or the Target’s affiliates, stockholders, creditors or employees or any other party, (E) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (F) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
You acknowledge and agree that each Commitment Party is a full service securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of business, each Commitment Party may provide investment

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banking, commercial banking and other financial services to, and/or acquire, hold or sell, for its own account, or the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Target and other companies with which you, the Sponsor or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights in its sole discretion.
10.    Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) May 26, 2018 (or, if the End Date (as defined in the Merger Agreement) is extended in accordance with Section 10.1(b)(i) of the Merger Agreement, August 26, 2018), if the Closing Date shall not have occurred by such date, (b)(i) with respect to our commitments and undertakings hereunder in respect of the Bank Facilities, consummation of the Acquisition without the funding of the Bank Facilities and (ii) with respect to our commitments and undertakings hereunder in respect of the Bridge Facility, consummation of the Acquisition without the funding of the Bridge Facility, (c) the date of execution and delivery of the Loan Documents by the Borrower and the Lenders and (d) the termination of the Merger Agreement by you in accordance with its terms prior to the Closing Date.
The Fee Letter and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Senior Credit Facilities and (b) confidentiality) shall automatically terminate and be superseded by any corresponding provisions of the Loan Documents covering the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.
11.    Assignment; etc. This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of this Commitment Letter, including Section 3 hereof, from granting participations in, or selling assignments of all or a portion of, the commitments or the advances under the Senior Credit Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that, subject to the limitations in Section 3, the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder by the Commitment Parties and the funding of the Senior Credit Facilities on the Closing Date are subject only to the Specified Conditions.
12.    Governing Law; Waiver of Jury Trial; etc. This Commitment Letter, the Term Sheets and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter

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hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Term Sheets, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter, the Transactions or the performance of any of the parties hereunder, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth on the first page of this Commitment Letter and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.
Notwithstanding the foregoing, interpretation of the provisions of the Merger Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Merger Agreement, any alleged Company Material Adverse Effect and any determination of whether a Company Material Adverse Effect has occurred (or could reasonably be expected to occur) and whether the representations and warranties made by Target in the Merger Agreement (including any Specified Merger Agreement Representations) are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition, in each case, in accordance with the terms thereof) and all issues and questions concerning the construction, validity, interpretation and enforceability of the Merger Agreement and the exhibits and schedules thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law that would result in the application of the law of any other state.
13.    Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Term Sheets or the Fee Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.
14.    PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Company and the Guarantors that will allow the Commitment Parties to identify the Company and the Guarantors in accordance with the

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PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.
15.    Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing to each person at the applicable address set forth on page one hereof.
If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter. Unless we receive your executed counterparts hereof and thereof by 11:59 p.m., New York City time, on the date that is ten days from the date hereof, our offer hereunder will automatically expire at such time without further action or notice.
[Signature Pages Follow]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.
Very truly yours,
ROYAL BANK OF CANADA

By:    /s/ James S. Wolfe
    Name: James S. Wolfe
    Title: Managing Director

[Project Gotham – Signature Page to Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:    /s/ Jeb Slowik
    Name: Jeb Slowik
    Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:    /s/ Judith Smith
    Name: Judith Smith
    Title: Authorized Signatory
By:    /s/ Joan Park
    Name: Joan Park
    Title: Authorized Signatory

[Project Gotham – Signature Page to Commitment Letter]

BARCLAYS BANK PLC

By:    /s/ Robert Chen
    Name: Robert Chen
    Title: Managing Director

[Project Gotham – Signature Page to Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:    /s/ Caesar Wyszomirski
    Name: Caesar Wyszomirski
    Title: Director

[Project Gotham – Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first written above:
MEREDITH CORPORATION

By:    /s/ Joesph Ceryanec
    Name: Joseph Ceryanec
    Title: Chief Financial Officer

[Project Gotham – Signature Page to Commitment Letter]

CONFIDENTIAL         EXHIBIT A
Project Gotham
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.
Pursuant to the Merger Agreement, the Company intends to acquire all of the equity interests of the Target. In connection with the foregoing, it is intended that:
(a)    The Company and Merger Sub will enter into that certain Agreement and Plan of Merger, dated as of the date hereof, with the Target (together with the exhibits and disclosure schedules thereto, the “Merger Agreement”), whereby Merger Sub will merge with and into the Target, with the separate existence of Merger Sub ceasing and the Target continuing as the surviving corporation in the merger as a direct wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each share of common stock of the Target will be converted into the right to receive cash.
(b)    Certain investors reasonably acceptable to the Lead Arrangers (it being understood that Koch Equity Development LLC (“Koch”) is an acceptable investor) (collectively, the “Investors”) will directly or indirectly make cash equity contributions to the Company, the gross proceeds of which will be further contributed, directly or indirectly to Merger Sub (such contributions to be a newly issued series of preferred stock in a form reasonably satisfactory to the Lead Arrangers, it being understood that the terms set forth in the Equity Commitment Letter, between Koch and the Company, dated as of the date hereof are reasonably satisfactory) in an aggregate amount of $650 million (the foregoing cash equity contributions in Holdings and Merger Sub, the “Equity Contribution”).
(c)    The Company will obtain senior secured credit facilities in an aggregate principal amount of $2,150 million (as such aggregate principal amount may be reduced, if applicable, only as expressly set forth in paragraph 2 of Exhibit D) comprising (i) a senior secured first lien revolving credit facility in an aggregate principal amount of $350 million (the “Revolving Facility”) and (ii) a senior secured first lien term loan B facility in an aggregate principal amount of $1,800 million (the “Term Loan B Facility”; the Term Loan B Facility, together with the Revolving Facility, the “Bank Facilities”).
(d)    In addition to the Equity Contribution described in clause (b) above and the Bank Facilities described in clause (c) above, the Borrower will either (i) issue and sell senior unsecured notes providing for gross proceeds of up to $1,400 million (the “Senior Notes”) pursuant to a registered public offering or Rule-144A and/or Regulation S under the Securities Act (as defined in Exhibit C) or other private placement or (ii) if and to the extent that all or any portion of such Senior Notes providing such amount of gross proceeds have not been issued and sold on or prior to the Closing Date, obtain up to $1,400 million (less the amount of gross proceeds from any Senior Notes issued on or prior to the Closing Date) under a senior unsecured bridge facility (the “Bridge Facility” and, together with the Bank Facilities, the “Senior Credit Facilities”).
(e)    All the existing indebtedness for borrowed money of the Company and the Target (excluding certain limited indebtedness that the Lead Arrangers reasonably agree may remain outstanding after the Closing Date, including without limitation existing capital leases and letters

A-1

of credit) will be refinanced or repaid in full (or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be refinanced or repaid in full), all commitments in respect thereof terminated, and all security and guaranties in respect thereof discharged and released (the “Refinancing”).
(f)    The proceeds of the Senior Credit Facilities, the Equity Contribution and, if applicable, the proceeds of any Senior Notes (or other securities issued in lieu thereof) on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing.
The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”; the date of initial funding under the Senior Credit Facilities and the consummation of the other Transactions is referred to herein as the “Closing Date”.

A-2

CONFIDENTIAL         EXHIBIT B
Project Gotham
Bank Facilities
Summary of Terms and Conditions
Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	The Company (the “Borrower”).
Lead Arrangers and Bookrunners:	RBCCM, CS Securities, Barclays and Citi (in such capacity, the “Lead Arrangers”).
Bank Facilities Administrative Agent and Collateral Agent:	Royal Bank will act as the sole administrative agent and sole collateral agent (in such capacities, the “Bank Facilities Administrative Agent”) for the Lenders (as defined below).
Other Agents:
The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably conditioned, withheld or delayed) to act as syndication agent, documentation agent or co-documentation agent.

Transactions:	As described in Exhibit A to the Commitment Letter.
Lenders:
Royal Bank, CS, Barclays and Citi (or one or more of their respective affiliates) and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Lead Arrangers and reasonably acceptable to you (other than Disqualified Institutions).

Term Loan B Facility:	A senior secured first lien term loan facility in an aggregate principal amount of $1,800 million (the “Term Loan B Facility”).
Loans under the Term Loan B Facility (the “Term B Loans”) will be available in U.S. dollars.
Revolving Facility:
A senior secured first lien revolving credit facility in an aggregate principal amount of $350 million (the “Revolving Facility”). Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”. The commitments in respect of the Revolving Facility are referred to herein as “Revolving Commitments” and the loans thereunder are referred to herein as “Revolving Loans”.

Revolving Loans will be available in U.S. dollars.

Swingline Facility:
The Bank Facilities Administrative Agent or another Revolving Lender approved by the Bank Facilities Administrative Agent and the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (such borrowings, “Swingline Loans”) in U.S. dollars (in minimum amounts to be agreed upon and integral multiples to be agreed upon) in an aggregate principal amount of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such borrowing of Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. The Revolving Lenders will be unconditionally obligated to purchase participations in any Swingline Loans pro rata based upon their commitments under the Revolving Facility. To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Lender’s swingline exposure is not reallocated to the applicable non-defaulting Revolving Lenders in accordance with customary reallocation provisions, the Swingline Lender may require the Borrower to prepay Loans in such amount that eliminates such exposure and will have no obligation to make new Swingline Loans to the extent such Swingline Loans would exceed the unused commitments of non-defaulting Revolving Lenders.

Letters of Credit:
Up to an aggregate principal amount to be agreed of the Revolving Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by the Bank Facilities Administrative Agent and each other Lead Arranger (or their respective affiliates) (and other Revolving Lenders approved by the Bank Facilities Administrative Agent and the Borrower that consent to be an issuer of letters of credit) (in such capacity, the “Issuing Bank”) on a pro rata basis; provided that, (i) in no event shall Royal Bank, Credit Suisse or Barclays (or any of their respective affiliates) be required to issue trade or commercial letters of credit and (ii) no Issuing Bank shall be obligated to issue any letters of credit in an aggregate amount exceeding such Issuing Bank’s unused commitments under the Revolving Facility. Each letter of credit will be denominated in U.S. dollars and will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event shall extend beyond the date referred to in clause (b) above). Drawings under any letter of credit shall be reimbursed (whether with its own funds or with the proceeds of Revolving Loans, if otherwise available) by the Borrower within one business day. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse the Issuing Bank for drawings within one business day. To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Facility and such Revolving Lender’s letter of credit exposure is not reallocated to the applicable non-defaulting Lenders in accordance with customary reallocation provisions, the Issuing Bank may require the Borrower to cash collateralize the pro rata participation of such Revolving Lender in respect of each applicable outstanding letter of credit.

Incremental Facilities:
The definitive credit documentation in respect of the Bank Facilities shall provide for one or more incremental first lien revolving facilities (the “Incremental Revolving Facilities”) and/or incremental first lien term loan B facilities (the “Incremental Term B Facilities”; together with the Incremental Revolving Facilities, collectively, the “Incremental Facilities”) in an aggregate principal amount not to exceed the greater of (a) $700 million (this clause (a), the “Fixed-Dollar Incremental Prong”) and (b) and amount such that, after giving effect to the incurrence of such Incremental Facility pursuant to this clause (b) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Bank Facilities Documents (as defined below)), the Company would be in compliance, on a pro forma basis, with a Senior Secured Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles, but in any event to include a cap on the amount of unrestricted cash that may be netted in any computation thereof of $250.0 million, and in any event without netting the proceeds of the relevant Incremental Facility, and in the case of any Incremental Revolving Facility, assuming a full draw of such Incremental Revolving Facility and excluding amounts posted as security under that certain deed of guarantee, dated as of October 19, 2015, among Time Inc., Time Inc. (UK) Ltd. and IPC Media Pension Trustee Limited, or any successor or replacement agreement or amendment thereto, and any letters of credit issued or acquired in connection therewith (collectively, the “UK Pension Security Obligations”)) (recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered) equal to or less than 2.00:1.00.

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the applicable Bank Facility at the request of the Borrower with consent required only from those Lenders (including new lenders that are reasonably acceptable to the Bank Facilities Administrative Agent and the Borrower) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility: (i) subject to customary “SunGard” or “funds certain” conditions in the case of any Incremental Facility the proceeds of which will be used to fund an acquisition or other similar investment permitted under the Bank Facilities Documents (as defined below), no payment or bankruptcy default or event of default shall have occurred and be continuing or would result therefrom, (ii) subject to customary “SunGard” or “funds certain” conditions in the case of any Incremental Facility the proceeds of which will be used to fund an acquisition or other similar investment permitted under the Bank Facilities Documents, all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (iii) the maturity date of any such Incremental Term B Facility shall be no earlier than the maturity date for the Term Loan B Facility, (iv) the weighted average life to maturity of any Incremental Term B Facility shall be no shorter than the weighted average life to maturity of the Term Loan B Facility, (v) the interest margins for any Incremental Term B Facility shall be determined by the Borrower and the lenders of such Incremental Facility; provided that in the event that the all-in-yield for any Incremental Term B Facility incurred prior to the date that is eighteen (18) months after the Closing Date (the “MFN Sunset”) is greater than the all-in-yield for the Term Loan B Facility by more than 50 basis points (the “Yield Differential”), then the Applicable Margin (as defined below) for the Term Loan B Facility shall be increased to the extent necessary so that the all-in-yield for such Incremental Facility is not more than 50 basis points higher than the all-in-yield for the Term Loan B Facility and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Incremental Revolving Facility and any Incremental Term Loan B Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation relating to any Incremental Term B Facility are not consistent with the Term Loan B Facility (except to the extent permitted by clauses (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Bank Facilities Administrative Agent.

For purposes of determining the interest margins applicable to the Incremental Term B Facilities and the Yield Differential for the Incremental Term B Facilities, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders with respect to the Term Loan B Facility or such Incremental Term B Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (B) customary arrangement or similar fees payable to the Lead Arrangers (or their respective affiliates) in connection with the Term Loan B Facility or to one or more arrangers (or their affiliates) of such Incremental Term B Facility shall be excluded and (C) if the Adjusted LIBOR or ABR floor for such Incremental Term B Facility is greater than the Adjusted LIBOR or ABR floor, respectively, for the Term Loan B Facility, the difference between such floor for such Incremental Term B Facility and the Term Loan B Facility shall be equated to an increase in the Applicable Margin to the extent an increase in the interest rate floor in the Term Loan B Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loan B Facility shall be increased by such increased amount.

An amount not to exceed the then available capacity with respect to the incurrence of Incremental Facilities may, subject to compliance with the requirements set forth in clauses (i) through (iv) of the Incremental Facilities provision above (except that (A) customary bridge facilities shall be permitted notwithstanding clauses (iii) and (iv) and (B) any such indebtedness in the form of term loans that is secured on a pari passu basis with the Bank Facilities shall be subject to the requirements of clause (v) of the Incremental Facilities provision above), be used by the Borrower for the incurrence of “incremental equivalent” indebtedness consisting of the issuance of senior secured (on a pari passu basis with the Bank Facilities), junior lien, unsecured or subordinated notes or junior lien, unsecured or subordinated loans (including, in each case, “mezzanine” debt and bridge loans), in each case to be subject to intercreditor arrangements evidenced by a customary intercreditor agreement to be agreed, a form of which will be attached to the Bank Facilities Documents as an exhibit (an “Agreed Intercreditor”); provided that the Borrower shall be in pro forma compliance with the Financial Covenant after giving effect to the incurrence thereof; provided, further, that any such incremental equivalent indebtedness shall be deemed to be secured on a first lien basis, whether or not so secured.

Refinancing Facilities:
The Bank Facilities Documents will permit the Borrower to refinance the Term Loan B Facilities or commitments under the Revolving Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Bank Facilities Documents with the consent of the Borrower, the Bank Facilities Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Bank Facilities or junior lien secured notes or loans, which will be subject to an Agreed Intercreditor (any such notes or loans, “Refinancing Notes”); provided that (a) any Refinancing Term Facility does not mature prior to the maturity date of, or have a weighted average life to maturity, earlier than the final maturity, or the weighted average life, of the Term B Loans being refinanced and any Refinancing Notes mature no earlier than the final maturity of the class of loans being refinanced, (b) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sale and change of control provisions), (c) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (d) the other terms and conditions of any Refinancing Term Facility or Refinancing Revolving Facility (excluding pricing and optional prepayment terms) are substantially identical to, or (taken as a whole) less favorable to the investors providing such Refinancing Term Facility or Refinancing Revolving Facility, as applicable, than, those applicable to the Term B Loans or revolving commitments being refinanced (each as determined by the Borrower in good faith) (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan B Facility and Revolving Facility) and (e) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, pro rata commitment reductions) under the applicable class of loans being so refinanced.

Purpose:
The proceeds of loans under the Term Loan B Facility, together with the Equity Contribution and the proceeds of borrowings under the Revolving Facility on the Closing Date, will be used, in part, to finance the Acquisition and the Refinancing and to pay the Transaction Costs.

The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes, including financing of permitted acquisitions.
Letters of credit will be used by the Borrower for general corporate purposes of the Borrower and its restricted subsidiaries.
Availability:
The full amount of the Term Loan B Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition and the Refinancing. Amounts repaid or prepaid under the Term Loan B Facility may not be reborrowed.

Loans under the Revolving Facility will be available (i) on the Closing Date in an amount up to $75 million plus such additional amounts required to fund any additional upfront fees or OID payable due to any imposition of the “Bank Facilities Market Flex” provisions under the Fee Letter and (ii) after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in each case, in minimum principal amounts to be agreed upon. Amounts prepaid under the Revolving Facility may be reborrowed. Letters of credit may be issued at any time on and after the Closing Date and at any time prior to the date set forth in clause (b) of the first paragraph of the section of this Exhibit B entitled “Letters of Credit”.

Interest Rates and Fees:	As set forth on Annex I hereto.
Maturity and Amortization:
The Term Loan B Facility will mature on the seventh anniversary of the Closing Date and, commencing on the last day of the first full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan B Facility during each year of the Term Loan B Facility, with a final balloon payment equal to the balance of the original principal amount of the Term Loan B Facility payable at maturity.
The Revolving Facility will mature, and all Revolving Commitments will terminate, on the fifth anniversary of the Closing Date.

The Bank Facilities Documents shall provide the right for individual Lenders under each class of Bank Facility to agree to extend the maturity date of all or a portion of the loans and/or commitments of such class (which may include, among other things, an increase in the interest rate payable with respect thereto, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Lender; it being understood that each Lender under the applicable class or classes that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such class or classes; provided, that it is understood that no existing Lender will have any obligation to commit to any such extension.

Guarantees:
Subject to terms and conditions consistent with the Documentation Principles, all obligations of the Borrower under the Bank Facilities and of the Borrower and its restricted subsidiaries under any interest rate protection or other hedging arrangements entered into with the Bank Facilities Administrative Agent, a Lender or any affiliate of the Bank Facilities Administrative Agent or any such Lender (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with the Bank Facilities Administrative Agent or a Lender or any affiliate of the Bank Facilities Administrative Agent or any such Lender (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed by the Borrower and each existing and each subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to customary exceptions for (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner to be agreed as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (with respect to any such contractual obligations, only to the extent existing on the Closing Date or the date the applicable person becomes a direct or indirect subsidiary of the Borrower and not created or entered into in contemplation of the Transactions or the acquisition thereof) from guaranteeing the Bank Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received), including the guarantee of swap obligations by any of the Borrower or their subsidiaries that are not an “Eligible Contract Participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and related rulings by the Commodity Futures Trading Commission (after giving effect to customary “keepwell” arrangements), (d) any subsidiary with respect to which the guarantee therefrom would reasonably be expected to result in material adverse tax consequences to the Borrower and its subsidiaries (as determined by the Borrower in good faith), (e) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) (any such non-U.S. subsidiary, a “CFC”) and any direct or indirect U.S. subsidiary of the Borrower that has no material assets other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), (f) certain special purpose entities and not-for-profit subsidiaries, if any, and (g) captive insurance companies, if any; provided that, notwithstanding the foregoing, any person that provides a guarantee in respect of the Bridge Facility and/or the Senior Notes (or any securities issued in lieu thereof) shall also guarantee the obligations under the First Lien Facilities and the Secured Agreements.

The foregoing guarantees are referred to herein as the “Bank Guarantees”). The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party”.
Security:
Subject to the limitations in, and in any event on terms and conditions consistent with, the Documentation Principles, obligations of the Loan Parties in respect of the Bank Facilities, the Bank Guarantees, the Secured Agreements will be secured by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”):

(a) valid and perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Loan Parties (including, subject to the following paragraph, accounts receivables, deposit accounts, inventory, equipment, investment property, intellectual property, other general intangibles and material fee-owned real property);

(b) a valid and perfected first-priority pledge in the equity interests of and each present and future, direct or indirect wholly-owned restricted subsidiary of the Borrower (which pledge, in the case of capital stock of any non-U.S. organized subsidiary or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such non-U.S. organized subsidiary or FSHCO), subject in each case to any applicable prohibitions and limitations provided by law or regulation; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non‑wholly‑owned entities) to the extent prohibited by law or prohibited by agreements containing anti‑assignment clauses not overridden by the UCC or other applicable law; (iii) any leased real property and any owned real property with a fair market value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post‑closing); (iv) intent‑to‑use trademark or service mark applications; (v) equity interests in any person other than wholly‑owned subsidiaries; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Bank Facilities Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other unaffiliated third party thereto after giving effect to the applicable anti‑assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; and (vii) those assets as to which the Bank Facilities Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts, (b) no perfection actions (beyond the filing of a financing statement under the Uniform Commercial Code) shall be required with respect to (A) commercial tort claims not exceeding an amount to be agreed, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), (c) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than an amount to be agreed shall not be required to be delivered, (d) share certificates of immaterial subsidiaries and non-subsidiaries shall not be required to be delivered and (e) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction.

Bank Facilities Documents:
The definitive documentation for the Bank Facilities, including all the above-described pledges, security interests and mortgages (collectively, the “Bank Facilities Documents”), shall be negotiated in good faith as promptly as reasonably practicable and shall be consistent with and substantially similar to the precedent documentation identified in the Fee Letter, giving effect to the Certain Funds Provision and shall contain the terms and conditions set forth in the Commitment Letter and Bank Facilities Term Sheet and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Bank Facilities Term Sheet applicable to the Company and its restricted subsidiaries and reflect the operational and strategic requirements of the Company and its subsidiaries in light of their size, geographic locations, industry, business, business practices, operations, financial accounting, disclosures set forth in the Merger Agreement (collectively, the “Documentation Principles”). Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the foregoing principles. The Bank Facilities Documents will include customary European Union “bail-in” provisions.

Mandatory Prepayments:	Loans under the Term Loan B Facility and any Incremental Term B Facility shall be ratably prepaid with:

(a) 50% (with step-downs to 25% and 0% based on a Total Net Leverage Ratio of 2.50:1.00 and 2.00:1.00 (to be defined in a manner consistent with the Documentation Principles, but in any event to include a cap on the amount of unrestricted cash that may be netted in any computation thereof of $250 million, and excluding any UK Pension Security Obligations)) of the Borrower’s annual excess cash flow (to be defined in a manner consistent with the Documentation Principles) commencing with the first full fiscal year of the Borrower ending after the Closing Date; provided that voluntary prepayments of Term B Loans and Revolving Loans (in the case of Revolving Loans, solely to the extent accompanied by corresponding permanent reduction in Revolving Commitments) shall, in each case, reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of long-term indebtedness and limited, in the case of any buyback of such loans or commitments below the par value thereof, to the amount of each actually paid by or on behalf of the Borrower in respect of such repurchase);

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed upon (it being understood that such exceptions shall include the dispositions listed on Section 6.2 of the Company Disclosure Letter (as defined in the Merger Agreement) (the “Merger Agreement Dispositions”) that may occur after the Closing Date) and customary reinvestment rights if reinvested within twelve months of such sale or disposition (or committed to be reinvested within such twelve month period and reinvested within six months thereafter); provided that the net cash proceeds from the sale, disposition, transfer or separation of property or assets representing a percentage of the Borrower’s consolidated EBITDA in excess of an amount to be agreed in the aggregate, whether in a single transaction or multiple transactions, will be subject to mandatory prepayment without reinvestment rights; and

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than permitted debt (other than Refinancing Debt in respect of the Bank Facilities)).

Notwithstanding the foregoing, if the Borrower and its restricted subsidiaries determine in good faith that it would result in material adverse tax consequences, if all or a portion of the funds required to make a mandatory prepayment from asset sales or excess cash flow involving a foreign subsidiary or assets located outside of the United States were up-streamed or transferred from such foreign subsidiary as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the Borrower determines that the Borrower and its restricted subsidiaries may upstream or transfer such Restricted Amount without incurring such material adverse tax consequences; provided that the Borrower and its restricted subsidiaries will use commercially reasonable efforts to cause the Restricted Amount to be up-streamed or transferred without incurring such material tax liability within one year of the applicable prepayment event. Prepayment from non-U.S. subsidiaries’ excess cash flow or from proceeds of their asset sales will not be required to the extent such prepayments (including the repatriation of cash in connection therewith) would be restricted by applicable law, rule or regulation or contractual obligation.

Mandatory prepayments shall be applied ratably among the Term Loan B Facility and any Incremental Term B Facility to remaining amortizing repayments as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity); provided that certain mandatory prepayments may be declined by the Lenders and to the extent so declined, may be retained by the Borrower.

The Borrower shall be required to repay outstanding Revolving Loans and cash collateralize outstanding letters of credit at any time, to the extent that the outstanding credit extensions under the Revolving Facility exceed the principal amount of the Revolving Commitments.

Voluntary Prepayments/Reductions in Commitments:
Subject to the “Soft-Call Premium” provision below in the case of the Term Loan B Facility only, voluntary prepayments of borrowings under the Term Loan B Facility and voluntary reductions of the unutilized portion of the Revolving Commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

All voluntary prepayments under the Term Loan B Facility shall be applied (a) amongst classes of loans as directed by the Borrower and (b) to the remaining amortization payments thereunder as directed by the Borrower.

Soft-Call Premium:
If, prior to the date that is six months after the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the initial Term Loan B Facility the primary purpose of which is to reduce the all-in yield then in effect for the loans thereunder, (b) all or any portion of the initial Term Loan B Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of secured term loans in a transaction the primary purpose of which is to lower the all-in yield below the all-in yield in effect for the loans so prepaid, or (c) a Lender must assign its loans under the initial Term Loan B Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the initial Term Loan B Facility the primary purpose of which is to reduce the all-in yield then in effect for the loans under the initial Term Loan B Facility (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control) will be subject to a 1.00% prepayment premium.

Representations and Warranties:
To be applicable to the Borrower and its restricted subsidiaries and with exceptions and materiality qualifiers consistent with the Documentation Principles, and limited to the following: financial statements (including pro forma financial statements); no material adverse change; organizational status and good standing; compliance with laws; power and authority; enforceability of Bank Facilities Documents; no conflict with law, organizational documents or contractual obligations; governmental and third-party approvals; material agreements; litigation; ownership of property; intellectual property; use of proceeds; insurance; undisclosed liabilities; taxes; PATRIOT Act and other “know your customer” anti-money laundering or anti-terrorism laws; laws applicable to sanctioned persons, including OFAC regulations and FCPA; Federal Reserve margin regulations; Investment Company Act; subsidiaries and equity interests; environmental matters; consolidated solvency on the Closing Date; accuracy of disclosure; ERISA and other pension matters; labor matters; status as senior debt; and creation, validity, perfection and priority of security interests.

Conditions Precedent to Initial Borrowing:
Under the Bank Facilities Documents, the availability of the initial borrowing under the Bank Facilities shall only be subject to the Specified Conditions set forth in Section 5 of the Commitment Letter.

Conditions Precedent to Each Subsequent Borrowing:
The making of each extension of credit under the Bank Facilities after the Closing Date shall be conditioned upon (a) the accuracy of representations and warranties in all material respects (provided that the materiality qualification in this clause (a) shall not apply to the extent such representations and warranties are already qualified by materiality), (b) the absence of defaults and events of default at the time of, and after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a customary borrowing notice, subject, in the case of clauses (a) and (b) to customary “SunGard” or “funds certain” limitations in the case of any Incremental Facility incurred for the purpose of funding an acquisition or other similar investment permitted by the terms of the Bank Facilities Documents.

Affirmative Covenants:
To be applicable to the Borrower and its restricted subsidiaries and subject to exceptions and qualifications consistent with the Documentation Principles, and limited to the following: delivery of audited annual consolidated and unaudited consolidated quarterly financial statements (in each case, accompanied by customary comparative statements and management’s discussion and analysis consistent with the Company’s existing disclosure), annual budgets, accountants’ letters, audit opinions, officers’ certificates and other information reasonably requested by the Lenders through the Bank Facilities Administrative Agent; notices of defaults, material adverse effects, litigation and other material events; use of proceeds; taxes; deposit accounts; payment of obligations; maintenance of existence and material rights, privileges, licenses and permits; compliance with laws and regulations (including environmental laws and labor laws); PATRIOT Act and anti-money laundering laws; OFAC and laws against sanctioned persons; FCPA and anti-bribery and anti-corruption laws; maintenance of property (including intellectual property) and insurance; material agreements; maintenance of ratings (but not any particular rating and subject to a commercially reasonable efforts standard); maintenance of books and records; right of the Lenders to inspect property and books and records upon reasonable prior notice; and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:
To be applicable to the Borrower and its restricted subsidiaries and in each case with customary exceptions, qualifications and baskets (including a customary “builder basket” for restricted payments, investments and/or prepayments of junior lien, unsecured or subordinated debt based on 100% of EBITDA less 1.4x interest expense, subject to no event of default and compliance with a Total Net Leverage Ratio of not greater than 3.50:1.00) consistent with the Documentation Principles, and limited to the following: limitations on the incurrence of indebtedness (including guarantee obligations, earn-outs and similar deferred compensation) (it being understood that stock issued in connection with the Equity Contribution shall not constitute disqualified stock); liens (with exceptions including, but not limited to, a basket in an amount to be agreed for cash collateral, letters of credit or similar arrangements securing UK Pension Security Obligations); mergers, liquidations and dissolutions; sales of assets (including sale and leasebacks) (with exceptions including, but not limited to, Merger Agreement Dispositions); dividends, distributions and other payments (including redemptions and repurchases) in respect of equity interests (with exceptions to include a general basket of $250.0 million subject to no event of default); investments, acquisitions, loans and advances (including an exception for permitted acquisitions, subject to restrictions consistent with the Documentation Principles); transactions with affiliates; prepayments, redemptions or repurchases of junior lien, unsecured and subordinated debt and amending or otherwise modifying any documents related thereto; amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders; restrictive agreements (including restrictions on the ability of subsidiaries to grant liens or to pay dividends or to make distributions); changes in fiscal year (with an exception to allow for the migration of the fiscal year of the Target to that of the Company’s following the Closing Date); and changes in lines of business.

Unrestricted Subsidiaries:
The Bank Facilities Documents will contain provisions pursuant to which, subject to no continuing default or event of default and pro forma compliance with the Financial Covenant (whether or not then required to be tested) and limitations on loans, advances and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that any subsidiary that constitutes a restricted subsidiary with respect to the Bridge Facility shall also be a restricted subsidiary with respect to the Bank Facilities.
Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Bank Facilities Documents, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial tests contained in the Bank Facilities Documents. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof. The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and an investment in such subsidiary.

Financial Covenants:	With respect to the Term Loan B Facility: None.
With respect to the Revolving Facility: Limited to a maximum Total Net Leverage Ratio (the “Financial Covenant”) of 4.25:1.00.

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of the Borrower (with measurement to commence, if applicable, as of the last day of the first full fiscal quarter after the Closing Date), the aggregate amount of all outstanding Revolving Loans, Swingline Loans and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of the revolving commitments.

For purposes of determining compliance with the Financial Covenant, a cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Bank Facilities Administrative Agent) in the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such a fiscal quarter will, at the request of the Borrower, be included in the calculation of Adjusted EBITDA solely for purposes of determining compliance with the Financial Covenant for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made and only five Specified Equity Contributions may be made during the term of the Bank Facilities, (b) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower to be in compliance with such Financial Covenant, (c) all Specified Equity Contributions will be disregarded for all purposes other than determining compliance with the Financial Covenant, including, without limitation for purposes of determining any financial ratio based conditions, pricing or availability of any baskets with respect to the covenants contained in the Bank Facilities Documents and (d) there shall be no pro forma or other reduction in indebtedness (via cash netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for any four quarter period that includes the fiscal quarter in which such Specified Equity Contribution is made. For the avoidance of doubt, during any period between non‑compliance with the Financial Covenant and the receipt by the Borrower of the necessary Specified Equity Contribution, the Borrower shall not be permitted to borrow Revolving Loans or request the issuance, extension or amendment of any letter of credit.

Financial Definitions:
“Adjusted EBITDA” shall be defined in a manner consistent with the Documentation Principles but in any event shall include add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d)  other than with respect to the Transactions, pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives and/or actions that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative and/or action; provided that the aggregate amount of such pro forma adjustments in respect of this clause (d) shall not exceed 20% of Adjusted EBITDA (determined before giving effect to all such adjustments) for any four-quarter period and (e) add-backs reflected in the financial model delivered by the Company to the Lead Arrangers on or about October 17, 2017 (the “Financial Model”) and projected by the Company in good faith to result from actions with respect to the Transactions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the Closing Date, in an aggregate amount not to exceed $400.0 million.

Events of Default:
Consistent with the Documentation Principles, to be applicable to the Borrower and its restricted subsidiaries, and limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of representations and warranties; violation of negative covenants or the Financial Covenants; violation of other covenants (subject, in customary cases, to grace periods of 30 days); cross-default and cross-acceleration to other material debt; bankruptcy and insolvency events of the Borrower and any restricted subsidiary (subject to customary grace periods for involuntary actions); certain ERISA and other pension events (subject to customary grace periods); material unsatisfied judgments (subject to customary grace periods); actual or asserted invalidity of any material Bank Guarantee, material security interest or any intercreditor or subordination arrangement; and change of control (to be defined in a manner consistent with the Documentation Principles but, in any event limited to the beneficial ownership of a third party person or group in excess of 35% of outstanding voting power and changes of control under material indebtedness, including the Senior Notes). Notwithstanding the foregoing, a breach of the Financial Covenant will not constitute an event of default for purposes of the Term Loan B Facility, and the Lenders in respect of the Term Loan B Facility will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenant, until the date (if any) on which the commitments in respect of the Revolving Facility have been terminated and the outstanding loans thereunder have been accelerated.

Voting:
Amendments and waivers of the Bank Facilities Documents will require the approval of Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the Bank Facilities, except that: (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments of such Lender, (ii) reductions of principal, interest (other than default interest), premiums or fees, (iii) reductions in the amount of or extensions of scheduled amortization or final maturity and (iv) modifications of the pro rata sharing and pro rata repayment provisions; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the value of the Bank Guarantees; and (c) the consent of the Bank Facilities Administrative Agent and the applicable Swingline Lender or Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the Bank Facilities Administrative Agent and such Swingline Lender or Issuing Bank, as the case may be. Notwithstanding the foregoing, amendments, waivers and other modifications of the Financial Covenant (or of any of the definitions included in the Financial Covenant, solely for purposes of determining compliance with the Financial Covenant) will require only the consent of the lenders holding more than 50% of the aggregate loans and commitments in respect of the Revolving Facility and no other consents or approvals shall be required with respect to any such amendment, waiver or modification.

The Bank Facilities Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% of the aggregate amount of the loans and commitments under the relevant Bank Facilities have consented thereto.

Yield Protection and Increased Costs:
Consistent with the Documentation Principles, including customary tax gross-up provisions (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and NAIC requests, directives or guidelines).

Defaulting Lenders:	Consistent with the Documentation Principles.

Assignments and Participations:
The Lenders will be permitted to assign loans and commitments (other than to Disqualified Institutions, to the extent the list of such institutions has been made available to all Lenders upon request) with the consent of the Borrower (unless an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund); provided that, in the case of the Term Loan B Facility, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Bank Facilities Administrative Agent within ten (10) business days after having received notice thereof), the Bank Facilities Administrative Agent and, in the case of assignments under the Revolving Facility, each Issuing Bank and Swingline Lender, in each case such consent not to be unreasonably withheld or delayed. Unless otherwise agreed by the Borrower, each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million in the case of the Term Loan B Facility and $5.0 million in the case of the Revolving Facility (or, if less, the full amount of the assignee’s interests in the Revolving Facility). The Bank Facilities Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will not be required to be pro rata among the Bank Facilities.
The Lenders will be permitted to participate loans and commitments (other than to Disqualified Institutions, to the extent the list of such institutions has been made available to all Lenders upon request) subject to terms and conditions and consistent with the Documentation Principles. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest (other than default interest) or fees, (c) extensions of scheduled amortization or final maturity, (d) releases of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees, (e) changes in voting thresholds and (f) changes in pro rata sharing and pro rata repayment provisions.
Notwithstanding anything herein or in the Bank Facilities Documents to the contrary, the Bank Facilities Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to, or the sharing of information with, Disqualified Institutions, and shall have no liability with respect thereof.

Buybacks:
Term Loans may be purchased by and assigned to the Company or any of its subsidiaries on a non-pro rata basis through (a) in the case of Term B Loans only, open market purchases and/or (b) Dutch auctions open to all lenders of the applicable class on a pro rata basis in accordance with customary procedures, so long as (1) no default or event of default has occurred and is continuing, (2) any such loans are permanently cancelled immediately upon acquisition thereof, (3) no proceeds of loans under the Revolving Facility are used to fund such purchases and (4) in the case of Dutch auctions open to all applicable term lenders on a pro rata basis, such auction shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its subsidiaries.
The Bank Facilities Documents will either require the Borrower or an affiliated lender, as applicable, to (x) make a “no MNPI” representation or (y) make a statement that such representation cannot be made, in connection with Borrower repurchases or affiliated lender assignments and will require that the parties thereto waive any potential claims arising from the Borrower or the applicable affiliated lender being in possession of undisclosed information that may be material to a Lender’s decision to participate.

Expenses and Indemnification:
The Borrower shall pay, upon written demand and presentation of a written summary statement (with reasonably supporting detail if the Borrower shall so request) (a) all reasonable and documented or invoiced out-of-pocket expenses of the Bank Facilities Administrative Agent, the Lead Arrangers and the Swingline Lender and Issuing Bank associated with the syndication of the Bank Facilities and the preparation, execution, delivery and administration of the Bank Facilities Documents and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent) and (b) all reasonable and documented out-of-pocket expenses of the Bank Facilities Administrative Agent, the Lead Arrangers, the Swingline Lender and Issuing Bank and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bank Facilities Documents.

The Loan Parties will indemnify the Bank Facilities Administrative Agent, the Lead Arrangers, the Swingline Lender and Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of their respective affiliates, creditors or shareholders) that relate to the Bank Facilities Documents, except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense (x) resulted from the gross negligence, bad faith or willful misconduct of the indemnified party or any of its Related Persons or (y) resulted from a material breach of any of the Bank Facilities Documents or any claim, action, suit, inquiry, litigation, investigation, or other proceeding that does not involve an act or omission of any of the Loan Parties or any of their affiliates and that is brought by an indemnified party against another indemnified party (other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against an indemnified person in its capacity as an agent or an arranger in respect of the Bank Facilities).

Governing Law and Forum:	New York.
Counsel to Bank Facilities Administrative Agent and Lead Arrangers:	Paul Hastings LLP.

CONFIDENTIAL         ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the Bank Facilities will be as follows:
At the option of the Borrower, initially, (i) Adjusted LIBOR plus the Applicable Margin or (ii) ABR plus the Applicable Margin.
As used herein:
“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements, which rate shall not be less than zero.

“ABR” means the highest of (a) the prime rate announced or established by the Bank Facilities Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum. The prime rate is not necessarily the lowest rate charged by the Bank Facilities Administrative Agent to its customers.

“Applicable Margin” means
(a) with respect to the Term B Loans: (i) 3.25% per annum, in the case of Adjusted LIBOR loans, and (ii) 2.25% per annum, in the case of ABR loans; and
(b) with respect to the Revolving Loans, (i) 3.00% per annum, in the case of Adjusted LIBOR loans, and (ii) 2.00% per annum, in the case of ABR loans.
The Applicable Margin applicable to the Revolving Loans will be subject to two 25 basis point step-downs based on Total Net Leverage Ratios of 2.50:1.00 and 2.00:1.00, respectively.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable Lenders, 12) months, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans, when based on the Bank Facilities Administrative Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:
Upon and during the continuance of any payment or bankruptcy event of default, with respect to any overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum.

B-I-1

Letter of Credit Fees:
A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of each respective letter of credit and the Revolving Facility. Such fees shall be distributed to the applicable non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee of 12.5 basis points upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fee:
A commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and subject to a step‑down to 0.375% per annum at a Total Net Leverage Ratio of 2.50:1.00.

B-I-2

CONFIDENTIAL         EXHIBIT C
Project Gotham
Senior Unsecured Bridge Facility
Summary of Terms and Conditions
Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or the other Exhibits to the Commitment Letter.

Borrower:	The Borrower under the Bank Facilities (the “Borrower”).
Lead Arrangers and Bookrunner:	CS Securities, RBCCM, Barclays and Citi (in such capacity, the “Lead Arrangers”).
Bridge Facility Administrative Agent:	CS will act as the sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent”) for the Bridge Lenders (as defined below).
Other Agents:
The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably conditions, withheld or delayed) to act as syndication agent, documentation agent or co-documentation agent.

Transactions:	As described in Exhibit A to the Commitment Letter.
Bridge Lenders:
CS, Royal Bank, Barclays and Citi (or one or more of their respective affiliates) and a syndicate of financial institutions and other lenders (the “Bridge Lenders”) arranged by the Lead Arrangers (other than Disqualified Institutions).

Bridge Facility:
The Bridge Lenders will make senior increasing rate loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $1,400 million less the aggregate amount of Senior Notes issued on or prior to the Closing Date (and/or any securities issued in lieu thereof). The Initial Bridge Loans will be available to the Borrower in U.S. dollars.

Purpose:
The proceeds of the Initial Bridge Loans and, if applicable, the proceeds of the Senior Notes or other securities issued in lieu thereof (if any), together with the proceeds of the Credit Facilities, the Equity Contribution and cash on hand will be used to finance the Acquisition and the Refinancing and to pay the Transaction Costs.

Availability:
The full amount of the Bridge Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition and the Refinancing. Amounts repaid or prepaid under the Bridge Facility may not be reborrowed.

Amortization:	None.

Maturity:
The Initial Bridge Loans will have an initial maturity date that is the one year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, such Initial Bridge Loans shall, subject to the “Conditions to Extension” set forth in Annex I hereto, automatically be extended into senior term loans (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date”. At any time or from time to time after the Extension Date, at the option of the Bridge Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth on Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $200.0 million in aggregate principal amount of Exchange Notes.

In connection with any Bridge Lender’s exchange of Initial Bridge Loans for Exchange Notes, or at any time prior thereto, if requested by any Bridge Lender that is an Initial Lender (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as such Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by such Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Guarantees:
The Initial Bridge Loans will be jointly and severally guaranteed by each of the Guarantors (as defined in Exhibit B) that guarantees the Bank Facilities on a senior unsecured basis (such guarantees, the “Bridge Guarantees” and, together with the Bank Guarantees, the “Guarantees”).

Ranking:
The Initial Bridge Loans, the Bridge Guarantees, the Extended Term Loans and the Exchange Notes will, in each case, rank pari passu in right of payment with the Bank Facilities and other senior indebtedness of the Borrower and shall be unsecured.

Security:	None.

Interest Rates:
Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 6.00% (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and a further additional 50 basis points for each additional three month period thereafter; provided that at no time shall the interest rate in effect on the Initial Bridge Loans exceed the Total Cap (as defined in the Fee Letter) (excluding interest at the Default Rate as described below).

“Adjusted LIBOR” means the London interbank offered rate for deposits for a three month (or six month, in the case of Extended Term Loans) period, adjusted for statutory reserve requirements, which rate shall not be less than zero; provided that Adjusted LIBOR shall be no less than 1.00% per annum.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each successive three month period following the Closing Date and on the Initial Bridge Loan Maturity Date and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date thereof.

Default Rate:
Upon and during the continuance of any payment or bankruptcy event of default, with respect to any overdue principal, the applicable interest rate plus 2.00% per annum and with respect to any other amount (including interest), the interest rate applicable to the Initial Bridge Loans plus 2.00% per annum.

Bridge Facility Documents:
The definitive documentation for the Bridge Facility shall contain the terms and conditions set forth in this Exhibit C and shall be based on the Bank Facilities Documents, with customary changes to reflect the interim unsecured nature of the Bridge Facility (the “Bridge Facility Documents” and, together with the Bank Facilities Documents, the “Loan Documents”). The Bridge Facility Documents will include customary European Union “bail-in” provisions.

Mandatory Prepayments:
Subject to the mandatory prepayment provisions of the Bank Facilities, the Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter), (ii) the net cash proceeds from any direct or indirect public offering or private placement of any debt for borrowed money, (iii) the net cash proceeds from the issuance of equity interests (including contributions in respect thereof); and (iv) the net cash proceeds from any non‑ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary (including insurance, casualty and condemnation proceeds), subject to exceptions to be agreed upon and customary reinvestment rights if reinvested within twelve months of such sale or disposition (or committed to be reinvested within such twelve month period and reinvested within six months thereafter).

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment; provided, however, that prior to making the repayment offer, the Borrower will, within 30 days of the occurrence of such change of control, repay all obligations under the Bank Facilities or obtain any required consents of the lenders under the Bank Facilities to make such repayment of the Initial Bridge Loans.

Voluntary Prepayments:
Voluntary prepayments of the Initial Bridge Loans will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Bridge Lenders’ redeployment costs.

Conditions Precedent to Borrowing:
Under the Bridge Facility Documents, the availability of the borrowing under the Bridge Facility on the Closing Date shall only be subject to the Specified Conditions set forth in Section 5 of the Commitment Letter.

Representations and Warranties:
The representations and warranties shall be substantially similar to those representations and warranties contained in the Bank Facilities Documents, with usual and customary modifications to reflect differences between the Bank Facilities and the Bridge Facility.

Covenants:
The Bridge Facility Documents will contain usual and customary affirmative and negative covenants for transactions of this type, applicable to the Borrower and its restricted subsidiaries, which in the case of negative covenants, will be incurrence‑based covenants and in no event, except as set forth herein, will contain any financial maintenance covenants or be more restrictive than, or include covenants not included in, the Bank Facilities.

Prior to the Initial Bridge Loan Maturity Date, the debt and lien incurrence and restricted payment covenants of the Initial Bridge Loans shall be more restrictive (as reasonably agreed by the Lead Arrangers and the Borrower) than those contained in the Bank Facilities.

Financial Covenants:	None.
Events of Default:
Usual and customary for facilities of this type, to be applicable to the Borrower and its restricted subsidiaries, and limited to the following (but in any event not more restrictive than those set forth in the Bank Facilities Documents): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of representations and warranties; violation of negative covenants; violation of other covenants (subject, in customary cases, to grace periods of 30 days); cross‑payment default and cross acceleration to other material debt; bankruptcy and insolvency events of the Borrower and any restricted subsidiary (subject to customary grace periods for involuntary actions); certain ERISA and other pension events (subject to customary grace periods); material unsatisfied judgments (subject to customary grace periods); and actual or asserted invalidity of any material Bridge Guarantee.

Voting:
Amendments and waivers of the Bridge Facility Documents will require the approval of Bridge Lenders holding more than 50% of the aggregate amount of loans under the Bridge Facility, except that: (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments, (ii) reductions of principal, interest (other than default interest), premium or fees, (iii) extensions of final maturity and (iv) modifications of the pro rata sharing and pro rata repayment provisions; (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, (ii) releases of all or substantially all of the Bridge Guarantees and (iii) modifications to the conditions to exchange Extended Term Loans for Exchange Notes; and (c) the consent of the Bridge Facility Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the Bridge Facility Administrative Agent.

Yield Protection and Increased Costs:	The Bridge Facility Documents will include customary tax gross‑up, cost and yield protection provisions substantially similar to those in the Bank Facilities Documents.
Assignments and Participations:
The Bridge Lenders will have the right to assign all or, subject to minimum amounts to be agreed, a portion of their Initial Bridge Loans after the Closing Date without the consent of the Borrower (other than to Disqualified Lenders, to the extent the list of such institutions has been made available to all Bridge Lenders upon request); provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or an event of default has occurred and is at such time continuing, the consent of the Borrower shall be required with respect to any such assignment if, subsequent thereto, the Initial Bridge Lenders would hold, in the aggregate, less than 50.1% of the outstanding Initial Bridge Loans.

The Bridge Lenders will be permitted to participate Initial Bride Loans without restriction (other than to Disqualified Lenders, to the extent the list of such institutions has been made available to all Bridge Lenders upon request). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest (other than default interest) or fees, (c) extensions of final maturity, (d) releases of all or substantially all of the Bridge Guarantees, (e) changes in voting thresholds and (f) changes in pro rata sharing and pro rata repayment provisions.
Notwithstanding anything herein or in the Bridge Facility Documents to the contrary, the Bridge Facility Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to, or the sharing of information with, Disqualified Institutions and shall have no liability in respect thereof.

Expenses and Indemnification:	Substantially similar to the Bank Facilities.
Governing Law and Forum:	New York.
Counsel to Bridge Facility Administrative Agent and Lead Arrangers:	Paul Hastings LLP.

ANNEX I TO EXHIBIT C
Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.
Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap (excluding interest at the default rate as described below).

Interest shall be payable in arrears semi‑annually commencing on date that is six months following the Initial Bridge Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360-day year.

Default Rate:
Upon and during the continuance of any payment or bankruptcy event of default, with respect to any overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount (including interest), the interest rate applicable to the Extended Term Loans plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.
Covenants, Defaults and Offers to Repurchase:
Upon and after the Extension Date, the covenants, offers to repurchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Documents.

Optional Prepayment:
The Extended Term Loans may be prepaid, in whole or in part, at par (without premium or penalty), plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Conditions to Extension:
The automatic extension of Bridge Loans into Extended Term Loans is subject to the following conditions being satisfied: (i) there shall exist no payment or bankruptcy event of default and (ii) the Bridge Rollover Fee (as defined in the Fee Letter) shall have been paid in full.

C-I

ANNEX II TO EXHIBIT C
Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.
Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan which it thereafter evidences.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.
Interest Rate:	The Exchange Notes will bear interest payable semi‑annually, in arrears, at a rate equal to the Total Cap.
Guarantees:	Same as the Initial Bridge Loans and the Extended Term Loans.
Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non‑ordinary course asset sales or dispositions by the Borrower or any Guarantor or their respective restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its subsidiaries or required to be paid to the lenders under the Bank Facilities, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Senior Notes in a manner to be agreed, subject to other customary exceptions and baskets to be agreed and in any event not less favorable to the Borrower than those applicable to the Bridge Facility.

Offer to Purchase upon Change of Control:
The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner to be agreed) at a price in cash equal to 101% of the outstanding principal amount thereof, excluding those Exchange Notes that are held by the Initial Bridge Lenders and their affiliates, in which the price in cash shall equal 100% of the outstanding principal amount thereof, plus in each case accrued and unpaid interest to, but not including, the date of repurchase.

C-II-1

Optional Redemption:
In the case of Exchange Notes held by an Initial Bridge Lender or any affiliate of any Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third‑parties (the “Asset Management Affiliates”) and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities (“Repurchased Securities”)), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof.
Exchange Notes held by any party that is not an Initial Bridge Lender and is not affiliated with any Initial Bridge Lender (other than Asset Management Affiliates and other than with respect to Repurchased Securities) will be redeemable prior to the third anniversary of the Closing Date at a customary “make‑whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50.0% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the maturity date thereof.
In addition, if at least 90% of the outstanding principal amount of the Exchange Notes are put to the issuer in connection with a change of control offer, then the Issuer may redeem the balance of the outstanding principal amount of the Exchange Notes at a redemption price equal to 101%, plus accrued and unpaid interest to, but not including, the date of redemption.
In addition, up to 40% of the Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds received by the Issuer from a qualified equity offering of the Issuer at a premium equal to the coupon on the Exchange Notes, plus accrued and unpaid interest to, but not including, the date of redemption; provided that after giving effect to such redemption at least 60% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Defeasance and Discharge Provisions:	Customary for similar high yield debt securities.
Modification:	Customary for similar high yield debt securities.
Registration Rights:	The Exchange Notes shall be issued with customary registration rights.
Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.
Covenants:	Customary for similar high yield debt securities; provided that the negative covenants shall be no more restrictive than those contained in the Bank Facilities Documents.
Events of Default:	Customary for similar high yield debt securities (but in any event no more restrictive than those set forth in the Bank Facilities Documents).
Governing Law and Forum:	New York.

C-II-2

CONFIDENTIAL         EXHIBIT D
Project Gotham
Senior Credit Facilities
Summary of Additional Conditions Precedent
Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.
The initial borrowings under the Senior Credit Facilities shall be subject to the following conditions precedent subject in all respects to the Certain Funds Provision:
1.    Loan Documents consistent with the Term Sheets and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Commitment Letter and Term Sheets) shall have been executed by the Borrower and Guarantors, as applicable, and delivered to the Administrative Agent.
2.    The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be consummated, in all material respects in accordance with the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Lenders or the Lead Arrangers without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that (a) any modification, amendment, consent, waiver or determination in respect of the definition of “Company Material Adverse Effect” shall be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers, (b) any reduction in the purchase price consideration of less than 10% shall be deemed not to be material and adverse to the Lenders and the Lead Arrangers so long as such reduction is applied to reduce the Term Loan B Facilities and the Bridge Facility (and ratably between them) and (c) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders and the Lead Arrangers so long as such increase is funded with common equity or other equity, provided that equity other than common equity shall be on terms reasonably satisfactory to the Lead Arrangers).
3.    The Equity Contribution (in at least the amount set forth in the definition thereof) and the Refinancing shall each have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities, shall be consummated. After giving effect to the Acquisition, the Refinancing and the other transactions contemplated hereby, the Borrower and its restricted subsidiaries shall have outstanding no indebtedness or disqualified equity other than (i) the loans and other extensions of credit under the Senior Credit Facilities and the Senior Notes (or any securities issued in lieu thereof), (ii) other indebtedness permitted to remain outstanding under the Loan Documents and the Senior Notes (or any securities issued in lieu thereof), (iii) indebtedness permitted to be incurred under the Loan Documents and any Senior Notes (or any securities issued in lieu thereof) prior to, and permitted to remain outstanding on, the closing date of the Merger and (iv) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds permitted under the Loan Documents and any Senior Notes (or any securities issued in lieu thereof).
4.    The Administrative Agent shall have received (a) subject to the Certain Funds Provision, with respect to the Bank Facilities, all documents and instruments required to create and perfect the Bank Facilities Administrative Agent’s security interest in the Collateral in respect of the Bank Facilities, (b) a reasonably satisfactory certificate in the form attached hereto as Annex A attesting to the solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial officer of the Company and (c) a customary borrowing notice (which borrowing notice shall not contain any representations other than representations consistent with the Certain Funds Provision), (d) a customary closing officer’s certificate and (e) such legal opinions, documents and other instruments as are customary for transactions of this type (including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches, collectively, the “Closing Deliverables”).
5.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target, in each case, for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (the Lead Arrangers acknowledge receipt of such audited financial statements, for the Company, for the fiscals years ended June 30, 2015, June 30, 2016 and June 30, 2017 and, for the Target, for the fiscals years ended December 31, 2014, December 31, 2015 and December 31, 2016 and agree that, with respect to such audited financial information each of the Company and the Target for any subsequent fiscal year, such condition shall be deemed satisfied through the filing by the Company or the Target, as the case may be, of the annual report on Form 10-K with respect to such fiscal year) and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target, in each case, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date ((the Lead Arrangers acknowledge receipt of such unaudited financial statements, for the Company, for the fiscal quarter ended September 30, 2017 and for the Target, for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, and agree that, with respect to such unaudited financial statements for any fiscal year or quarter, such condition shall be deemed satisfied through the filing by the Company or the Target, as the case may be, of the annual or quarterly report on Form 10-K or 10-Q, as applicable, with respect to each such fiscal year or quarter).
6.    The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations and Adjusted EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the Financial Model.
7.    The Borrower and each of the Guarantors shall have provided no less than three business days prior to the Closing Date the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act.
8.    All accrued costs, fees and expenses (including, without limitation, reasonable legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agents, the Lead Arrangers and the Lenders and required by the Commitment Letter or the Fee Letter to be paid on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Company at least two business days prior to the Closing Date (provided that the foregoing amounts may, at the Company’s option, be offset against the proceeds of the Senior Credit Facilities funded on the Closing Date).
9.    Subject to the Certain Funds Provision, the Specified Representations shall be true and correct in all material respects (provided that any such representation or warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) and the Specified Merger Agreement Representations shall be true and correct in all respects.
10.    The Information Materials with respect to the Senior Credit Facilities shall have delivered to the Lead Arrangers at least fifteen consecutive business days prior to the Acquisition Date (as defined below) (such fifteen day period, the “Marketing Period”); provided that such Marketing Period shall not commence until January 2, 2018.
11.    As a condition to the availability of the Bridge Facility, (a) the Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers (the “Investment Banks”) and delivered to such Investment Banks at least fifteen consecutive business days prior to the date the Acquisition is required to be consummated (such date, the “Acquisition Date”) and ending no later than the business day immediately preceding the Closing Date (provided that such period shall not commence until January 2, 2018) a complete customary preliminary offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities in a form customary for transactions of this type, containing customary information (other than a “description of notes” and information customarily provided by the Commitment Parties or their counsel; provided that the Borrower shall have used good faith efforts to finalize the “description of notes”), including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower or the Target, as the case may be, as provided in Statement on Auditing Standards No. 100 (subject to exceptions customary for a Rule 144A offering involving high yield debt securities)), in each case to the extent required by paragraph 5 of this Exhibit D, and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles and practices in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of such securities or that would be necessary for the Investment Banks to receive customary comfort (including “negative assurance” comfort) from independent accountants in connection with such offering consistent with recent high yield transactions of this type in Rule 144A offerings, and, in the case of the annual financial statements, the auditors’ reports thereon, and that satisfies the requirements of this clause (11) throughout such fifteen consecutive business day period (the “Minimum Notes Marketing Period”). The Offering Memorandum will not be required to include financial statements that would be required by Rules 3-03(e) (solely with respect to the Target), 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X, segment reporting and disclosure with respect to the Target (including any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280), earnings per share information, information regarding executive compensation (including under Rule 402(b) of Regulation S-K) or other information customarily excluded from an offering memorandum for a Rule 144A offering; provided that customary data as to the total assets, revenue, EBITDA, Adjusted EBITDA and liabilities of non-guarantor subsidiaries shall be provided.

CONFIDENTIAL         ANNEX I TO EXHIBIT D
Project Gotham
Senior Credit Facilities
Form of Solvency Certificate1
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned [chief financial officer] of [●], a corporation organized under the laws of Iowa (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [●] of the [Senior Unsecured Bridge] Credit Agreement, dated as of [●], 2018, among the Borrower, the Lenders from time to time party thereto and [●], as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.
(d)    “Identified Contingent Liabilities”

1 To be updated to reflect the issuance of the Senior Notes on the Closing Date, to the extent any Senior Notes are issued on the Closing Date.

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The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.
(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(f)    “Do not have Unreasonably Small Capital”
The Borrower and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
3.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [●] of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *

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IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

______________________________
Name:
Title:

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